Exhibit 5.1
AKERMAN SENTERFITT
One Southeast Third Avenue, 28th Floor
Miami, Florida 33131
(305) 374-5600
October 18, 2005
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	TIMCO Aviation Services, Inc. (the “Company”)
Registration Statement on Form S-1
SEC Registration No. 333-126979 (the “Registration Statement”)
Ladies and Gentlemen:
We have acted as counsel to TIMCO Aviation Services, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-1, registration number 333-126979, including amendments thereto (the “Registration Statement”) relating to the proposed offering (the “Offering”) by the Company of (i) rights (the “Rights”) for stockholders to purchase up to 1.5 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”) for each share of Common Stock owned by the stockholder, and (ii) Shares of Common Stock upon the exercise of the Rights. The Registration Statement also relates to the proposed resale of 9,977,128 Shares of the Common Stock to be received by the two selling stockholders named in the Registration Statement upon the exercise of Rights.
In so acting, we have examined the Company’s Certificate of Incorporation and By-laws, as amended and as presently in effect, the Company’s relevant corporate proceedings, the Registration Statement, including the Prospectus filed as a part of the Registration Statement, and such other documents, records, certificates of public officials, statutes and decisions as we considered necessary to express the opinions contained herein. In the examination of such documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.
Based on the foregoing, and upon the representations made to us by the officers and directors of the Company, as set forth in its Registration Statement relating to the foregoing transactions, we are of the opinion that:
1.	The issuance of the Rights and Shares pursuant to the terms of the Offering have been duly authorized by all necessary corporate action of the Company;

2.	When the Shares of Common Stock have been issued upon the exercise of the Rights, and payment has been made of the exercise prices of the Rights as set forth in the Registration Statement, the Common Stock will be validly issued, fully paid and non-assessable; and

3.	When the Rights have been issued in the manner described in the Registration Statement, the Rights will be binding obligations of the Company.
This opinion is limited to the Federal laws of the United States of America and the Delaware General Corporation Law, and we neither express nor imply any opinion as to any other laws.
This firm consents to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Sincerely,

/s/ Akerman Senterfitt

AKERMAN SENTERFITT